FORM 8-K


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



      Date of Report (Date of earliest event reported): December 29, 1995


                                INTELLICALL, INC.
             (Exact name of registrant as specified in its charter)



  Delaware                         1-10588                        75-1993841
(State or other jurisdiction      Commission                     (IRS Employer
 of incorporation)                File Number)              Identification No.)


               2155 Chenault, Suite 410, Carrollton, Texas 75006
              (Address of principal executive offices) (Zip Code)


                                 (214) 416-0022
               Registrant's telephone number, including area code


                                      NONE
              (Former name or former address, if changed since last
                                    report).



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Item 5.  Other Events.

         On December 29, 1995 the Registrant executed a Note and Warrant Purchase, Paying and Conversion/Exercise Agency Agreement (the "Note Agreement") with Banca del Gottardo ("Gottardo"). Pursuant to the Note Agreement the Registrant issued $7.5 million of its 8% Convertible Subordinated Notes (the "Notes") due December 31, 2000 and warrants to purchase 300,000 shares of the Registrant's common stock, $.01 par value (the "Common Stock") (the "Gottardo Warrants"). The conversion price of the Notes and the exercise price of the Gottardo Warrants will be established on March 29, 1996 and will be the lower of: (a) $4.75 per shares, (b) the average of the closing prices of the Registrant's Common Stock during the period from March 14 to March 29, 1996, or
(c) 120% of the average of the closing prices of the Registrant's Common Stock during the period from December 19 to December 29, 1995.

         The Registrant used the net proceeds ($7,000,000) from the sale of the Notes to repay the outstanding 12.5% Series B Notes due to Nomura Holding America, Inc. ($4,500,000) and for general working capital ($2,500,000) including payment of outstanding trade payables.

         In connection with the issuance of the Notes the Registrant issued an additional Warrant to purchase 200,000 shares of the Registrant's Common Stock (the "Additional Warrant"). The exercise price for the Additional Warrant is the same price as for the Gottardo Warrants.

Item 7.  Financial Statements and Exhibits.

         (c) The following exhibits are filed as a part of this Form 8-K Current Report:

                  10.1 Note and Warrant Purchase, Paying and Conversion/ Exercise Agency Agreement.

                  10.2     Form of 8% Convertible Subordinated Notes.

                  10.3     Form of Gottardo Warrants.




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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                INTELLICALL, INC.



                                                /s/ William O. Hunt
Date:  January  5, 1996                         William O. Hunt,
                                                Chairman, President and
                                                Chief Executive Officer